A special meeting of the fund's shareholders was held on March 15, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	645,530,641.74	94.734
Withheld	35,885,157.16	5.266
TOTAL	681,415,798.90	100.000
Albert R. Gamper, Jr.
Affirmative	645,207,805.65	94.686
Withheld	36,207,993.25	5.314
TOTAL	681,415,798.90	100.000
Robert M. Gates
Affirmative	643,185,395.78	94.390
Withheld	38,230,403.12	5.610
TOTAL	681,415,798.90	100.000
George H. Heilmeier
Affirmative	644,543,390.68	94.589
Withheld	36,872,408.22	5.411
TOTAL	681,415,798.90	100.000
Edward C. Johnson 3d
Affirmative	639,309,090.46	93.821
Withheld	42,106,708.44	6.179
TOTAL	681,415,798.90	100.000
Stephen P. Jonas
Affirmative	644,190,638.36	94.537
Withheld	37,225,160.54	5.463
TOTAL	681,415,798.90	100.000
Marie L. Knowles
Affirmative	645,431,966.55	94.719
Withheld	35,983,832.35	5.281
TOTAL	681,415,798.90	100.000
Ned C. Lautenbach
Affirmative	644,468,917.21	94.578
Withheld	36,946,881.69	5.422
TOTAL	681,415,798.90	100.000
William O. McCoy
Affirmative	644,148,677.15	94.531
Withheld	37,267,121.75	5.469
TOTAL	681,415,798.90	100.000
Robert L. Reynolds
Affirmative	643,450,818.40	94.429
Withheld	37,964,980.50	5.571
TOTAL	681,415,798.90	100.000
Cornelia M. Small
Affirmative	646,257,221.94	94.840
Withheld	35,158,576.96	5.160
TOTAL	681,415,798.90	100.000
William S. Stavropoulos
Affirmative	643,247,120.82	94.399
Withheld	38,168,678.08	5.601
TOTAL	681,415,798.90	100.000
Kenneth L. Wolfe
Affirmative	644,719,905.24	94.615
Withheld	36,695,893.66	5.385
TOTAL	681,415,798.90	100.000
A Denotes trust-wide proposal and voting results.